Exhibit 99.1

NEWS RELEASE

620 Lesher Place
FOR IMMEDIATE RELEASE		Lansing, Michigan 48912
517/372-9200
CONTACT:	Richard R. Current, Chief Financial Officer	e-mail: neogen-info@neogen.com
	517/372-9200	www.neogen.com

Neogen reports 16% increase in yearly revenues

LANSING, Mich., July 21, 2004 – Neogen Corporation (Nasdaq: NEOG) today announced a 16% increase in revenues for its 2004 fiscal year, which ended May 31, and a continuation of the Company’s outstanding record of profitable quarters from operations and revenue increases.

Despite non-recurring fourth quarter expenses of $300,000 ($0.04 a share) to consolidate operations and significantly cut future operational costs, Neogen was able to better its net income per share compared to the previous year. The closing of Neogen’s Chicago-area plant and consolidation of its veterinary instruments business into other Company locations is expected to save Neogen pre-tax approximately $400,000 to $500,000 annually, beginning in the 2005 fiscal year.

FY 2004 revenues were $55,498,000, up 16% from $47,685,000 in Neogen’s previous fiscal year. Net income was $0.61 per share in FY 2004, compared to $0.60 in the prior year. Neogen’s fourth quarter was the 45th consecutive profitable quarter from operations for the Company, and the 50th quarter of the past 54 quarters to show revenue increases on a year-to-year comparison.

“We’re very pleased with the year’s performance and also pleased with our direction as we’ve sharpened our focus on the future,” said James Herbert, Neogen’s president. “Not including the non-recurring expenses related to the Chicago consolidation, we were able to increase our operating income 18% on a revenue increase of 16%. That shows a continuing return on our efforts to improve productivity and realize overall cost reductions.”

Neogen’s fourth quarter revenues improved 22% on a year-to-year comparison to $15,302,000. Quarterly net income per share was $0.13 (after the non-recurring consolidation charge) for the final FY 2004 three-month period. In the prior year Neogen reported fourth quarter revenues of $12,527,000 and net income of $0.16 per share.

“A great deal of manpower and financial resources in 2004 went into positioning ourselves for sustained growth for the future,” said Lon Bohannon, Neogen’s chief operating officer. “We’ve made significant improvements throughout our operations and still were able to improve on last year’s exceptional operating results.”

In March, Neogen took action to consolidate the Company’s Chicago Ideal Instruments operations into existing operations in Lansing, Mich., and Lexington, Ky. The consolidation was completed prior to Neogen’s year end on May 31. Ideal’s inventories of finished goods, packaging, shipping, and customer service were relocated to Neogen’s Lexington operations. Ideal’s engineering, manufacturing, and quality control operations were transferred to the Company’s Lansing facilities.

In FY 2004 Neogen moved into the food and animal safety intervention arena with the purchase of Hacco rodenticides and Hess & Clark agricultural disinfectants. Those acquisitions are now in the final stages of integration.

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Neogen reports earnings, page 2

In early FY 2004, Neogen opened a 25,000 square-foot food safety diagnostic manufacturing facility near its Lansing headquarters. The new facility is intended to not only improve manufacturing efficiencies, but also provide the space to at least double the Company’s food safety diagnostic manufacturing capacity. Later in the year, Neogen also purchased an additional 30,000 square-foot building adjacent to the Lansing campus. All Company veterinary instrument manufacturing operations are now operating from this facility in Lansing.

Also in 2004, Neogen’s Animal Safety Division purchased and moved into an 80,000 square-foot facility in Lexington, Ky. The new facility provides up to three times the previous leased capacity, including space for all veterinary instrument distribution from the closed Chicago facility. The move is also expected to free up space at the Company’s separate Lexington veterinary pharmaceutical plant to allow increased production and improved operating efficiency for that group of products.

The year also saw the recently-renamed Neogen Europe Ltd. (formerly Adgen, Ltd.) make significant inroads into the European Union food safety testing market through the distribution of U.S.-produced Neogen products, as well as its own plant disease diagnostic tests. Neogen Europe’s sales improvements, along with strong sales growth for GMO tests in South America, helped increase international sales to 25% of total Company revenues, compared to the prior year’s 20% of total revenues.

Neogen has recently introduced a number of significant product improvements and product line extensions, including:

•	Worldwide distribution rights to Colitag, an EPA-approved water test for coliforms and E. coli. Industry estimates place the growing worldwide rapid water testing market at about $100 million.

•	AccuScan, the only lateral flow test reader available on the market. AccuScan provides an easy method to objectively read, store, and analyze results from Neogen’s Reveal line of lateral flow tests for Listeria, E. coli O157:H7, Salmonella, GMOs, mycotoxins, food allergens and ruminant material in animal feed.

•	Reveal for Aflatoxin, a new lateral flow test format that is the easiest and quickest test available for aflatoxin, a carcinogenic mold toxin in grain. In a format similar to a home pregnancy test, sample results are available in as little as two minutes.

•	The AccuPoint ATP Sanitation Monitoring System, which puts the speed and convenience of ATP testing in a rugged, but lightweight instrument that easily fits in the palm of a hand. AccuPoint is available at a lower initial cost and is designed to be a more consistent, reliable system that can be effectively operated by food industry professionals to monitor cleanliness with virtually no user variability.

•	The GeneQuence Automated Pathogen Detection System, a fully automated processing system that is capable of performing multiple assays simultaneously. When combined with GeneQuence’s gene probe assays, the system can quickly and accurately detect pathogens.

During FY 2004, Neogen earned its third inclusion on Forbes Magazine’s annual list of the 200 Best Small Companies in America, and was named to Fortune Small Business’ list of the 100 fastest-growing, publicly-held small businesses in America for the third straight year. Also in FY 2004, Neogen’s Lansing operations joined its Lexington operations in becoming fully ISO 9001:2000 certified. The certification communicates to Neogen’s worldwide customer base that it understands the quality standards customers expect, and is firmly committed to consistently meeting those standards.

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

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NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share)

	Quarter Ended May 31		Year Ended May 31
	2004	2003	2004	2003
Sales
Food Safety	$6,798	$6,875	$27,567	$26,475
Animal Safety	8,504	5,652	27,931	21,210
Total sales	15,302	12,527	55,498	47,685
Cost of sales	7,982	5,757	27,989	21,763
Gross margin	7,320	6,770	27,509	25,922
Operating expenses
Sales & marketing	3,325	3,174	12,052	12,077
Administrative	1,600	1,005	5,023	4,146
Research & development	773	796	2,893	2,914
Total operating expenses	5,698	4,975	19,968	19,137
Operating income	1,622	1,795	7,541	6,785
Other income (expense)	-16	125	133	488
Income before income tax	1,606	1,920	7,674	7,273
Income tax	535	638	2,575	2,486
Net income	$1,071	$1,282	$5,099	$4,787
Net income per diluted share	$0.13	$0.16	$0.61	$0.60

Other information:
Shares to calculate per share	8,544	8,062	8,377	7,985
Depreciation & amortization	497	191	1,404	1,136
Interest expense	30	—	61	—
Gross margin (% of sales)	47.80%	54.00%	49.60%	54.40%
Operating income (% of sales)	10.60%	14.30%	13.60%	14.20%
Revenue increase vs. FY 2003	22.20%		16.40%
Net income decrease/ increase vs. FY 2003	-16.40%		6.50%

All share and per share amounts give effect to 5-for-4 split on Dec. 31, 2003

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	May 31 2004	May 31 2003
Assets
Current assets
Cash & securities	$1,696	$8,897
Accounts receivable	9,924	7,499
Inventories	12,374	9,840
Prepaid and other	2,282	1,735
Total current assets	26,276	27,971
Property & equipment	10,952	4,640
Goodwill & other assets	22,925	15,425
Total assets	60,153	48,036

Liabilities & Stockholders’ Equity
Current liabilities	5,656	5,763
Long-term lines of credit	3,900	—
Other long-term liabilities	2,755	871
Equity	47,842	41,402
Total liabilities & stockholders’ equity	$60,153	$48,036

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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